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FOR IMMEDIATE RELEASE

TRISTATE CAPITAL LISTED AS ONE OF FORTUNE’S 100 FASTEST-GROWING COMPANIES

PITTSBURGH, September 18, 2017 - Fortune named TriState Capital Holdings, Inc. (NASDAQ: TSC) to its annual 100 Fastest-Growing Companies list, citing the financial services company’s 33% growth in earnings per share, 20% growth in revenue and 21% total return on a three-year annualized basis.

The parent company of TriState Capital Bank and Chartwell Investment Partners’ three-year EPS growth rate ranked seventh among the 17 U.S. commercial banks on Fortune’s Fastest Growing Companies list. Overall, Fortune ranked TriState Capital 11th among U.S. commercial banks and 90th among all 100 Fastest Growing Companies listed on major U.S. stock exchanges.

The financial services company’s performance reflects strong contributions from its regional middle-market commercial banking, national private banking, and national investment management businesses, enabling the company to achieve annual average organic loan growth of 20% since June 2014 and expand non-interest income from about 8% of revenue three years ago to 34% for the most recent quarter.

“As an organization with a relationship-driven sales culture and a strong commitment to delivering meaningful and sustainable earnings growth for its shareholders, we are very proud that our top- and bottom-line performance earned us a place on Fortune’s Fastest Growing Companies ranking just four years after TriState Capital’s initial public offering,” Chairman and Chief Executive Officer James F. Getz said.

Fortune ranks its 100 Fastest Growing Companies list by “revenue growth rate, EPS growth rate, and three-year annualized total return for the period ended June 30, 2017. (To compute the revenue and EPS growth rates, Fortune uses a trailing-four-quarters log linear least square regression fit.)” More information on the ranking and methodology are available in the September 15, 2017 issue of Fortune and at http://fortune.com/100-fastest-growing-companies.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (NASDAQ: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $4.2 billion in assets, as of June 30, 2017, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral

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network of financial intermediaries. Its Chartwell Investment Partners subsidiary had $8.0 billion in assets under management, as of June 30, 2017, and serves as the advisor to The Berwyn Funds and Chartwell Mutual Funds. For more information, please visit http://investors.tristatecapitalbank.com.

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MEDIA CONTACT
Jack Horner
HornerCom
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR CONTACTS
Jeff Schoenborn and Kate Croft
Casteel Schoenborn
888-609-8351
TSC@csirfirm.com

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